Exhibit 99.1

The Goldman Sachs Group, Inc. ½ 85 Broad Street ½ New York, New York 10004
GOLDMAN SACHS REPORTS RECORD EARNINGS PER SHARE OF $8.92 FOR 2004
FOURTH QUARTER EARNINGS PER SHARE WERE $2.36

NEW YORK, December 16, 2004 — The Goldman Sachs Group, Inc. (NYSE:GS) today reported net earnings of $4.55 billion for the year ended November 26, 2004. Diluted earnings per share were $8.92 compared with $5.87 for the year ended November 28, 2003. Return on average tangible shareholders’ equity (1) was 25.2% and return on average shareholders’ equity was 19.8% for the full year of 2004.

Fourth quarter net earnings were $1.19 billion. Diluted earnings per share were $2.36 compared with $1.89 for the same 2003 quarter and $1.74 for the third quarter of 2004. Annualized return on average tangible shareholders’ equity (1) was 25.0% and annualized return on average shareholders’ equity was 19.9% for the fourth quarter.

Annual Business Highlights

•	Goldman Sachs achieved record net revenues, net earnings and diluted earnings per share in 2004.

•	The firm continued its leadership in global mergers and acquisitions for the calendar year-to-date, ranking first in both announced and completed transactions. The firm advised on seven of the ten largest deals completed in 2004. The firm ranked second in worldwide equity and equity-related offerings, public common stock offerings and initial public offerings. (2)

•	Fixed Income, Currency and Commodities (FICC) generated record net revenues of $7.32 billion, 31% higher than the previous record set in 2003, reflecting strength across all major businesses and regions.

•	Asset Management achieved record net revenues of $2.55 billion, 38% higher than the previous record set in 2003. Assets under management increased 21% from a year ago to a record $452 billion, with net asset inflows of $52 billion during the year.

•	Securities Services produced record net revenues of $1.30 billion, 29% higher than the previous record set in 2003.

•	The firm received approval from the China Securities Regulatory Commission to establish Goldman Sachs Gao Hua Securities Company Limited, an investment banking and securities joint venture in China.

“The year’s record results underscore the strength and ability of the franchise to produce superior returns for shareholders,” said Henry M. Paulson, Jr., Chairman and Chief Executive Officer. “Looking ahead, we remain focused on the cornerstones of our business: serving the full scope of our clients’ needs, capturing market opportunities as they arise and harnessing the exceptional talents of our people.”

Media Contact: Peter Rose		Investor Contact: John Andrews
Tel: 212-902-5400	1	Tel: 212-357-2674

Net Revenues

Investment Banking

Full Year
Net revenues in Investment Banking were $3.37 billion for the year, 24% higher than 2003. Net revenues in Financial Advisory were $1.74 billion for the year, 45% higher than 2003, primarily reflecting an increase in industry-wide completed mergers and acquisitions. Net revenues in the firm’s Underwriting business were $1.64 billion, 8% higher than 2003, reflecting a significant increase in industry-wide public common stock offerings and industry-wide initial public offerings. The firm’s investment banking backlog increased in the fourth quarter and, at year end, was higher than the end of 2003.

Fourth Quarter
Net revenues in Investment Banking were $768 million, 19% higher than the fourth quarter of 2003 and 14% lower than the third quarter of 2004. Net revenues in Financial Advisory were $414 million, 37% higher than the fourth quarter of 2003, primarily reflecting an increase in industry-wide completed mergers and acquisitions. Net revenues in the firm’s Underwriting business were $354 million, 3% higher than the fourth quarter of 2003, reflecting higher net revenues in debt underwriting, partially offset by lower net revenues in equity underwriting.

Trading and Principal Investments

Full Year
Net revenues in Trading and Principal Investments were $13.33 billion for the year, 28% higher than 2003.

Net revenues in FICC were $7.32 billion for the year, 31% higher than 2003, primarily due to significantly higher net revenues in credit products and commodities, as well as improved performances in currencies and mortgages. In addition, net revenues in interest rate products were strong, but were lower compared with 2003. During 2004, FICC operated in an environment generally characterized by strong customer-driven activity, rising energy prices, narrow credit spreads and low, although rising, interest rates. The yield curve remained steep in 2004, but flattened in the second half of the year.

Net revenues in Equities were $4.67 billion for the year, 9% higher than 2003, reflecting higher net revenues in the firm’s global equities products group, primarily due to increased activity in shares and derivatives. In addition, net revenues were higher in the firm’s principal strategies business. During 2004, Equities operated in an environment characterized by improved customer-driven activity, particularly early in the year, and generally higher equity prices. However, volatility levels continued to decline during the year.

Principal Investments recorded net revenues of $1.33 billion, primarily due to an unrealized gain related to the firm’s convertible preferred stock investment in Sumitomo Mitsui Financial Group, Inc. (SMFG) of $771 million as well as gains and overrides from other corporate principal investments.

Fourth Quarter
Net revenues in Trading and Principal Investments were $2.88 billion, 10% higher than the fourth quarter of 2003 and 7% higher than the third quarter of 2004.

Net revenues in FICC were $1.46 billion, 28% higher than the fourth quarter of 2003, reflecting significantly higher net revenues in commodities as well as increased net revenues in credit products and currencies, partially offset by lower net revenues in interest rate products and mortgages. During the quarter, FICC operated in an environment generally characterized by higher energy prices, trending currency markets and a flattening yield curve.

Net revenues in Equities were $1.03 billion, 12% lower than the fourth quarter of 2003, as the business operated in an environment characterized by further declines in market volatility. Net revenues in the firm’s global equities products group decreased across all regions. Net revenues in the firm’s principal strategies business were strong, but were lower compared with the fourth quarter of 2003.

Principal Investments recorded net revenues of $395 million, primarily due to an unrealized gain related to the firm’s investment in SMFG of $254 million as well as gains from other corporate and real estate principal investments.

Asset Management and Securities Services

Full Year
Net revenues in Asset Management and Securities Services were $3.85 billion for the year, 35% higher than 2003.

Asset Management net revenues were $2.55 billion for the year, 38% higher than 2003, primarily due to higher average assets under management, significantly higher incentive fees and a full year contribution from Ayco (3). During the year, assets under management increased 21% to $452 billion, reflecting net asset inflows of $52 billion, across all asset classes, as well as market appreciation of $27 billion, primarily in equity and fixed income assets.

Securities Services net revenues were $1.30 billion for the year, 29% higher than 2003, primarily due to significantly higher customer balances in securities lending and margin lending.

Fourth Quarter
Net revenues in Asset Management and Securities Services were $934 million, 20% higher than the fourth quarter of 2003 and essentially unchanged compared with the third quarter of 2004.

Asset Management net revenues were $595 million, 16% higher than the fourth quarter of 2003, primarily reflecting higher average assets under management. During the quarter, assets under management increased 6%, reflecting market appreciation of $17 billion, primarily in equity assets, as well as net asset inflows of $9 billion across fixed income, alternative investment and equity assets, partially offset by net asset outflows in money markets.

Securities Services net revenues were $339 million, 28% higher than the fourth quarter of 2003, primarily due to significantly higher customer balances in securities lending and margin lending.

Expenses

Operating expenses were $13.87 billion for 2004, 20% higher than 2003.

Compensation and benefits expenses were $9.59 billion for 2004, 30% higher than the prior year. The ratio of compensation and benefits to net revenues for fiscal year 2004 was 46.7% compared with 46.2% for fiscal 2003. Employment levels increased 6% compared with the end of 2003 and 2% during the quarter.

Full Year Non-Compensation Expenses

Non-compensation-related expenses were $4.22 billion for 2004, 4% higher than 2003. Professional services and other expenses included net provisions for litigation and regulatory proceedings of $103 million for 2004 compared with $159 million for 2003. Excluding these provisions, professional services and other expenses increased $343 million, primarily due to higher professional fees, increased levels of business activity and higher charitable contributions. Brokerage, clearing and exchange fees increased, reflecting higher transaction volumes in certain of the firm’s businesses. Market development costs were also higher, primarily reflecting $62 million in connection with the firm’s establishment of a joint venture in China as well as higher levels of business activity.

These increases were partially offset by decreased amortization of identifiable intangible assets, as 2003 included impairment charges of $188 million, as well as lower occupancy and depreciation and amortization expenses. Total exit costs associated with reductions in the firm’s global office space, which are included in occupancy and depreciation and amortization expenses, were $41 million for 2004 compared with $153 million for 2003.

Fourth Quarter Non-Compensation Expenses

Non-compensation-related expenses were $1.25 billion, 4% higher than the fourth quarter of 2003 and 29% higher than the third quarter of 2004. The fourth quarter of 2004 included $40 million of net provisions for litigation and regulatory proceedings (included in professional services and other expenses) and $62 million in connection with the firm’s joint venture in China (included in market development costs). The fourth quarter of 2003 included $55 million of net provisions for litigation and regulatory proceedings and $168 million of impairment charges (included in amortization of identifiable intangible assets).

Excluding these charges, non-compensation expenses increased 17% compared with the same prior year period, primarily due to higher professional services and other expenses, reflecting higher levels of business activity, increased charitable contributions and higher professional fees.

The effective income tax rate for 2004 was 31.8%, down from 32.4% for 2003 and 32.3% for the first nine months of 2004. The change in the effective tax rate for 2004 compared with 2003 reflects a decrease in state and local taxes and the effect of various audit settlements.

Capital

As of November 26, 2004, total capital was $105.78 billion, consisting of $25.08 billion in shareholders’ equity and $80.70 billion in long-term debt. (4) Book value per share was $50.77 based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 494.0 million at year end. Tangible book value per share was $40.91. (1)

The firm repurchased 18.7 million shares of its common stock at an average price of $96.29 during 2004, including 5.6 million shares at an average price of $96.63 in the fourth quarter. The remaining share authorization under the firm’s existing common stock repurchase program is 6.4 million shares.

Dividend

The Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.25 per share to be paid on February 24, 2005 to common shareholders of record on January 25, 2005.

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Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” These statements are not historical facts but instead represent only the firm’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results, see “Business – Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 28, 2003.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues that the firm expects to earn from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Business – Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 28, 2003.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 11:00 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) and 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s Web site, http://www.gs.com/our_firm/investor_relations/. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s Web site or by dialing 1-800-642-1687 (U.S. domestic) or 1-706-645-9291 (international) passcode number 2245535, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investorrelations@gs.com.

The Goldman Sachs Group, Inc. and Subsidiaries
Net Revenues
(unaudited)
($ in millions)

	Year Ended		% Change From
	Nov. 26,	Nov. 28,	Nov. 28,
	2004	2003	2003
Investment Banking
Financial Advisory	$1,737	$1,202	45%
Equity underwriting	819	678	21
Debt underwriting	818	831	(2)

Total Underwriting	1,637	1,509	8
Total Investment Banking	3,374	2,711	24
Trading and Principal Investments
FICC	7,322	5,596	31
Equities trading	1,969	1,738	13
Equities commissions	2,704	2,543	6

Total Equities	4,673	4,281	9
SMFG	771	293	163
Other corporate and real estate gains and losses	456	156	192
Overrides	105	117	(10)

Total Principal Investments	1,332	566	135
Total Trading and Principal Investments	13,327	10,443	28
Asset Management and Securities Services
Asset Management	2,553	1,853	38
Securities Services	1,296	1,005	29

Total Asset Management and Securities Services	3,849	2,858	35

Total net revenues	$20,550	$16,012	28

The Goldman Sachs Group, Inc. and Subsidiaries
Net Revenues
(unaudited)
($ in millions)

	Three Months Ended			% Change From
	Nov. 26,	Aug. 27,	Nov. 28,	Aug. 27,	Nov. 28,
	2004	2004	2003	2004	2003
Investment Banking
Financial Advisory	$414	$451	$303	(8)%	37%
Equity underwriting	169	218	189	(22)	(11)
Debt underwriting	185	221	155	(16)	19

Total Underwriting	354	439	344	(19)	3
Total Investment Banking	768	890	647	(14)	19
Trading and Principal Investments
FICC	1,459	1,868	1,136	(22)	28
Equities trading	370	302	502	23	(26)
Equities commissions	655	608	663	8	(1)

Total Equities	1,025	910	1,165	13	(12)
SMFG	254	(245)	173	N.M.	47
Other corporate and real estate gains and losses	126	163	67	(23)	88
Overrides	15	3	81	N.M.	(81)

Total Principal Investments	395	(79)	321	N.M.	23
Total Trading and Principal Investments	2,879	2,699	2,622	7	10
Asset Management and Securities Services
Asset Management	595	596	513	—	16
Securities Services	339	345	265	(2)	28

Total Asset Management and Securities Services	934	941	778	(1)	20

Total net revenues	$4,581	$4,530	$4,047	1	13

The Goldman Sachs Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(unaudited)

	Year Ended		% Change From
	Nov. 26,	Nov. 28,	Nov. 28,
	2004	2003	2003
	(in millions, except per share amounts)
Revenues
Investment banking	$3,286	$2,400	37%
Trading and principal investments	11,984	8,555	40
Asset management and securities services	2,655	1,917	38
Interest income	11,914	10,751	11

Total revenues	29,839	23,623	26
Interest expense	8,888	7,600	17
Cost of power generation (5)	401	11	N.M.

Revenues, net of interest expense and
cost of power generation	20,550	16,012	28
Operating expenses
Compensation and benefits	9,591	7,393	30
Amortization of employee initial public offering and
acquisition awards	61	122	(50)
Brokerage, clearing and exchange fees	952	829	15
Market development	374	264	42
Communications and technology	461	478	(4)
Depreciation and amortization	499	562	(11)
Amortization of identifiable intangible assets	125	319	(61)
Occupancy	646	722	(11)
Professional services and other	1,165	878	33

Total non-compensation expenses	4,222	4,052	4

Total operating expenses	13,874	11,567	20

Pre-tax earnings	6,676	4,445	50
Provision for taxes	2,123	1,440	47

Net earnings	$4,553	$3,005	52

Earnings per share
Basic	$9.30	$6.15	51
Diluted	8.92	5.87	52
Average common shares outstanding
Basic	489.5	488.4	—
Diluted	510.5	511.9	—
Ratio of compensation and benefits to net revenues	46.7%	46.2%

The Goldman Sachs Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(unaudited)

	Three Months Ended			% Change From
	Nov. 26,	Aug. 27,	Nov. 28,	Aug. 27,	Nov. 28,
	2004	2004	2003	2004	2003
	(in millions, except per share amounts and employees)
Revenues
Investment banking	$750	$854	$626	(12)%	20%
Trading and principal investments	2,332	2,424	2,257	(4)	3
Asset management and securities services	619	620	535	—	16
Interest income	3,754	2,905	2,411	29	56

Total revenues	7,455	6,803	5,829	10	28
Interest expense	2,821	2,156	1,771	31	59
Cost of power generation (5)	53	117	11	(55)	N.M.

Revenues, net of interest expense and cost of power generation	4,581	4,530	4,047	1	13
Operating expenses
Compensation and benefits	1,607	2,264	1,411	(29)	14
Amortization of employee initial public offering and acquisition awards	10	5	20	100	(50)
Brokerage, clearing and exchange fees	239	228	221	5	8
Market development	160	76	83	111	93
Communications and technology	118	111	123	6	(4)
Depreciation and amortization	126	117	136	8	(7)
Amortization of identifiable intangible assets	31	31	201	—	(85)
Occupancy	163	157	171	4	(5)
Professional services and other	413	248	272	67	52

Total non-compensation expenses	1,250	968	1,207	29	4

Total operating expenses	2,867	3,237	2,638	(11)	9

Pre-tax earnings	1,714	1,293	1,409	33	22
Provision for taxes	520	414	438	26	19

Net earnings	$1,194	$879	$971	36	23

Earnings per share
Basic	$2.44	$1.80	$1.98	36	23
Diluted	2.36	1.74	1.89	36	25
Average common shares outstanding
Basic	488.6	489.2	490.1	—	—
Diluted	506.2	505.0	513.4	—	(1)
Employees at period end (6)	20,722	20,347	19,476	2	6
Ratio of compensation and benefits to net revenues	35.1%	50.0%	34.9%

The Goldman Sachs Group, Inc. and Subsidiaries
Average Daily VaR (7)
(unaudited)
($ in millions)

	Three Months Ended			Twelve Months Ended
	Nov. 26,	Aug. 27,	Nov. 28,	Nov. 26,	Nov. 28,
Risk Categories	2004	2004	2003	2004	2003
Interest rates	$30	$39	$33	$36	$38
Equity prices	24	31	29	32	27
Currency rates	16	20	20	20	18
Commodity prices	27	23	18	20	18
Diversification effect (8)	(40)	(43)	(43)	(41)	(43)

Firmwide	$57	$70	$57	$67	$58

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Assets Under Management (9)
(unaudited)
($ in billions)

	As of			% Change From
	Nov. 30,	Aug. 31,	Nov. 30,	Aug. 31,	Nov. 30,
	2004	2004	2003	2004	2003
Money markets	$90	$95	$89	(5)%	1%
Fixed income and currency	139	130	115	7	21
Equity	126	113	98	12	29
Alternative investments	97	88	71	10	37

Total	$452	$426	$373	6	21

	Three Months Ended			Year Ended
	Nov. 30,	Aug. 31,	Nov. 30,	Nov. 30,	Nov. 30,
	2004	2004	2003	2004	2003
Balance, beginning of period	$426	$415	$365	$373	$348
Net asset inflows / (outflows)
Money markets	(5)	3	(3)	1	(19)
Fixed income and currency	6	3	1	14	10
Equity	3	—	(5)	13	(1)
Alternative investments	5	4	3	24	6

Total net asset inflows / (outflows)	9	10	(4)	52	(4)
Net market appreciation / (depreciation)	17	1	12	27	29

Balance, end of period	$452	$426	$373	$452	$373

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Principal Investments
(unaudited)
($ in millions)

	As of November 26, 2004
	Corporate	Real Estate	Total
Private	$935	$769	$1,704
Public	343	51	394

Subtotal	1,278	820	2,098
SMFG convertible preferred stock (10)	2,556	—	2,556

Total	$3,834	$820	$4,654

Footnotes

(1)	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Management believes that annualized return on average tangible shareholders’ equity is a meaningful measure of performance because it excludes the portion of the firm’s shareholders’ equity attributable to goodwill and identifiable intangible assets. As a result, this calculation measures corporate performance in a manner that treats underlying businesses consistently, whether they were acquired or developed internally. Annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings by average monthly tangible shareholders’ equity. Tangible book value per share is computed by dividing tangible shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity:

	Average for the		As of
	Year Ended	Three Months Ended
	November 26, 2004	November 26, 2004	November 26, 2004
	(unaudited, $ in millions)
Shareholders’ equity	$22,975	$24,007	$25,079
Deduct: Goodwill and identifiable intangible assets	(4,918)	(4,874)	(4,871)

Tangible shareholders’ equity	$18,057	$19,133	$20,208

(2)	Thomson Financial Securities Data – January 1, 2004 through November 26, 2004.

(3)	On July 1, 2003, The Goldman Sachs Group, Inc. acquired The Ayco Company, L.P. (Ayco), a provider of fee-based financial counseling in the United States.

(4)	Long-term debt includes nonrecourse debt of $12.05 billion, consisting of $5.14 billion issued by William Street Funding Corporation (a wholly owned subsidiary of The Goldman Sachs Group, Inc. formed to raise funding to support loan commitments made by another wholly owned William Street entity to investment-grade clients) and $6.91 billion issued by consolidated variable interest entities and other consolidated entities. Nonrecourse debt is debt that The Goldman Sachs Group, Inc. is not directly or indirectly obligated to repay through a guarantee, general partnership interest or contractual arrangement.

(5)	Cost of power generation relates to the firm’s ownership of Cogentrix Energy, Inc., acquired December 19, 2003, and East Coast Power L.L.C. This line includes all of the direct costs of the firm’s consolidated power plant operations (e.g., fuel, operations and maintenance) as well as the depreciation and amortization associated with the plants and related contractual assets. Power generation revenues are included in “Trading and principal investments.”

(6)	Excludes 1,206 employees of Goldman Sachs’ consolidated property management and loan servicing subsidiaries. The firm’s fiscal year 2004 compensation and benefits includes $164 million attributable to these subsidiaries, the majority of which is reimbursed to Goldman Sachs by the investment funds for which these companies manage properties and perform loan servicing. Such reimbursements are recorded as net revenues. Total employees also excludes employees of certain consolidated entities that are held for investment purposes only and employees of Cogentrix Energy, Inc. directly associated with the cost of power generation.

(7)	VaR is the potential loss in value of Goldman Sachs’ trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. The modeling of the risk characteristics of the firm’s trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates. During the fourth quarter of 2003, the firm made certain changes to its model for calculating VaR. The effect of these changes was not material and accordingly, prior periods have not been adjusted. For a further discussion of the calculation of VaR, see Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 28, 2003.

(8)	Equals the difference between firmwide VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(9)	Substantially all assets under management are valued as of calendar month end.

(10)	Includes the impact of foreign exchange revaluation on the investment, for which the firm maintains an economic hedge.